UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2015

ISATORI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11900	75-2422983
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15000 W 6th Avenue, Suite 202 Golden, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-215-9174

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 7, 2015 Colorado Business Bank (“CBB”) provided iSatori, Inc. (the “Company”) with notice of a non-monetary Event of Default (as defined in that certain Business Loan Agreement, dated as of July 16, 2013, by and between the Company and CBB (as amended, the “Agreement”) concerning the Company’s violation of the Minimum Tangible Equity Capital covenant set forth in the Agreement.

A violation of this financial covenant, unless waived by CBB or otherwise cured, constitutes an event of default under the Agreement, giving CBB the right to terminate their obligations to make additional loans under the Agreement, demand immediate payment in full of all amounts outstanding, foreclose on collateral and exercise other rights and remedies granted under the Agreement and as may be available pursuant to applicable law.  As of December 31, 2014, approximately $1,620,519 of borrowings were outstanding under the Agreement.

The Company is currently in discussions with CBB regarding the Minimum Tangible Equity Capital covenant.  While the Company believes that it can negotiate an acceptable resolution, there can be no assurance that the Company will be able to negotiate such a resolution. If the Company is unable to negotiate a resolution, it could have a material adverse effect on the Company’s financial position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2015

ISATORI, INC.

By:	/s/ Stephen Adelé
Stephen Adelé
Chief Executive Officer